Exhibit 99.1

Record Fourth Quarter Sales Propel AptarGroup Past One Billion Dollar
Sales Mark

    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Feb. 11, 2004--AptarGroup, Inc. (NYSE:ATR) today reported record sales and net income for the fourth quarter and year 2003. Annual sales surpassed the one billion mark for the first time.

    Fourth Quarter Results

    For the quarter ended December 31, 2003, sales increased 19 percent to $280.1 million from $235.1 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately seven percent from the prior year. Approximately $8 million of the increase in sales relates to custom tooling sales. Net income for the fourth quarter of 2003 was $20.0 million versus $18.1 million a year ago. Diluted earnings per share were $.54 per share compared to $.50 per share in the prior year.

    Annual Results

    For the year ended December 31, 2003, sales increased 20 percent to $1.1 billion from $926.7 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately nine percent from the prior year. Approximately $29 million of the increase in sales relates to custom tooling sales. Net income for the year increased to $79.7 million from $66.6 million a year ago. Diluted earnings per share were $2.16 per share compared to $1.82 per share in the prior year.
    The results for the year 2003 include a third quarter charge of approximately $1.3 million ($.8 million after taxes) related to research and development costs associated with acquired dry powder technology. In 2002, the Company recorded charges of $4.2 million ($2.7 million after taxes) related to a patent dispute settlement and $1.7 million ($1.1 million after taxes) for its Strategic Initiative.

    Management Comment

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report another quarter of record results. Higher unit volume, custom tooling sales and the weaker U.S. dollar contributed to the sales increase. Excluding foreign currency translation effects, sales to the personal care, pharmaceutical, and food/beverage markets increased. Sales to the household market were flat and fragrance/cosmetic market sales declined from the prior year."
    Siebel added, "Our operating income for the fourth quarter increased over the prior year and contributed to the record fourth quarter earnings per share. However, operating income as a percent of sales continues to be adversely impacted by the effect of the weaker dollar on cross-currency transactions, custom tooling sales which typically have a lower margin than our product sales and continued price competition."
    Reflecting on the year, Siebel said, "We are very pleased to report that 2003 sales surpassed the $1 billion mark and our profits reached a record level. This reflects the strength of the Company due to the diversity of our product range, markets served and geographic presence."

    Business Segment Performance

    For the quarter, sales of the Dispensing Systems segment increased 18 percent, to $231.7 million from $196.4 million in the prior year. The increase is mainly due to increased sales to the personal care, pharmaceutical, and food/beverage markets which were partially offset by reduced sales to the fragrance/cosmetic market. Additionally, changes in exchange rates also positively affected sales. For the year, sales increased 21 percent to $928.9 million from $766.8 million in the prior year. Fourth quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $30.4 million from $28.5 million in the prior year. For the year, EBIT for the segment increased to $125.3 million from $114.5 million in the prior year.
    For the quarter, sales of the SeaquistPerfect segment increased 23 percent, to $50.7 million from $41.3 million in the prior year. The increase is primarily due to the weaker U.S. dollar and increased sales of custom tooling and products for the personal care market. For the year, sales increased 14 percent to $193.8 million from $170.3 million in the prior year. Fourth quarter EBIT for the SeaquistPerfect segment increased to $2.6 million from $1.8 million a year ago. For the year, EBIT increased to $16.1 million from $11.1 million in the prior year.

    Outlook

    Siebel commented, "Our ability to forecast continues to be hampered by the short horizon of sales visibility. Presently, we expect continued softness in demand from the fragrance/cosmetic market in the first quarter of 2004 to be offset by increased demand from other markets. We anticipate that diluted earnings per share for the first quarter of 2004 will equal or slightly exceed the $.53 per share recorded in the prior year. Despite what looks to be a relatively slow start to 2004, we are cautiously optimistic on the year as a whole."

    Open Conference Call

    There will be a conference call on Thursday, February 12, 2004 at 8:00 a.m. CST to discuss the Company's results. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup's Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME


                               THREE MONTHS ENDED         YEAR ENDED
                                   DECEMBER 31,          DECEMBER 31,
                            ------------------------------------------
                                    2003     2002       2003     2002
                            ------------------------------------------

Net Sales                       $280,143 $235,066 $1,114,689 $926,691
Cost of Sales (exclusive of
 depreciation shown below)       185,391  151,214    732,038  593,723
Selling, Research &
 Development and
Administrative                    42,932   37,878    171,604  148,348
Depreciation and Other
 Amortization                     22,065   18,940     85,851   72,141
Acquired Research &
 Development Charge                    -        -      1,250        -
Strategic Initiative Costs:
Severance and Other                    -      234          -    1,238
Patent Dispute Settlement              -        -          -    4,168
                            ------------------------------------------
Operating Income                  29,755   26,800    123,946  107,073
Other Income/(Expense):
Interest Expense                  (2,600)  (2,335)    (9,846) (10,695)
Interest Income                      968      914      2,945    2,083
Equity in Results of
 Affiliates                          401      254        928      191
Minority Interests                     5      118       (250)     167
Miscellaneous, net                  (533)      90       (453)    (461)
                            ------------------------------------------
Income before Income Taxes        27,996   25,841    117,270   98,358
Provision for Income Taxes         7,979    7,786     37,591   31,711
                            ------------------------------------------
Net Income (1), (2)              $20,017  $18,055    $79,679  $66,647
                            ==========================================

Net Income per Share - Basic       $0.55    $0.50      $2.21    $1.86
                            ==========================================
Net Income per Share -
 Diluted                           $0.54    $0.50      $2.16    $1.82
                            ==========================================

Average Number of Shares -
 Basic                            36,298   35,918     36,119   35,918
Average Number of Shares -
 Diluted                          37,210   36,419     36,901   36,623

Note to Condensed Consolidated Financial Statements:

(1) For the year ended December 31, 2003, net income includes a charge of $1,250 related to Acquired Research & Development less a tax benefit of $413.

(2) For the three months ended December 31, 2002, net charges related to the Company's Strategic Initiative included $10 recorded in Cost of Sales, $234 of Severance and Other, less a tax benefit of $91.
 For the year ended December 31, 2002, net charges related to the Company's Strategic Initiative included $305 recorded in Cost of Sales, $140 recorded in Depreciation and Other Amortization, and $1,238 of Severance and Other, less a tax benefit of $632. For the year ended December 31, 2002, net charges relating to the Patent Dispute Settlement include the charge of $4,168 less a tax benefit of $2,737.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS



                                         DECEMBER 31,     DECEMBER 31,
                                                2003             2002
ASSETS

Cash and Equivalents                        $164,982          $90,205
Receivables, net                             231,976          197,881
Inventories                                  165,207          127,828
Other Current Assets                          40,289           31,282
                                        -------------    -------------
Total Current Assets                         602,454          447,196
Net Property, Plant and Equipment            483,431          434,817
Goodwill, net                                136,660          128,930
Other Assets                                  41,798           36,728
                                        -------------    -------------
Total Assets                              $1,264,343       $1,047,671
                                        =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                       $96,710           $7,722
Accounts Payable and Accrued Liabilities     186,510          154,966
                                        -------------    -------------
Total Current Liabilities                    283,220          162,688
Long-Term Obligations                        125,196          219,182
Deferred Liabilities                          72,876           71,334
                                        -------------    -------------
Total Liabilities                            481,292          453,204
Stockholders' Equity                         783,051          594,467
                                        -------------    -------------
Total Liabilities and Stockholders'
 Equity                                   $1,264,343       $1,047,671
                                        =============    =============


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION


                                THREE MONTHS ENDED      YEAR ENDED
                                   DECEMBER 31,         DECEMBER 31,
                               ---------------------------------------

                                   2003     2002        2003     2002
                               ------------------ --------------------
NET SALES

Dispensing Systems             $231,714 $196,350    $928,887 $766,768
SeaquistPerfect                  50,718   41,269     193,813  170,320
Intersegment Eliminations        (2,289)  (2,553)     (8,011) (10,397)
                               ------------------ --------------------
Total Net Sales                $280,143 $235,066  $1,114,689 $926,691
                               ================== ====================


EARNINGS (1)

Dispensing Systems              $30,404  $28,540    $125,330 $114,517
SeaquistPerfect                   2,598    1,828      16,063   11,070
Corporate Expenses and Other     (3,374)  (2,862)    (15,972) (12,766)
Acquired Research & Development
  Charge (2)                          -        -      (1,250)       -
Strategic Initiative Charges
 (2)                                  -     (244)          -   (1,683)
Patent Dispute Settlement (2)         -        -           -   (4,168)
                               ------------------ --------------------
Earnings before Interest and
 Taxes (EBIT)                    29,628   27,262     124,171  106,970
Less: Interest Expense, Net       1,632    1,421       6,901    8,612
                               ------------------ --------------------
Income before Income Taxes      $27,996  $25,841    $117,270  $98,358
                               ================== ====================

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as "EBIT") excluding unusual items.

(2) -  The Acquired Research & Development Charge, Strategic
 Initiative Charges and the Patent Dispute Settlement relate to the Dispensing Systems segment.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424